Exhibit 99.1

Artist Exclusive Agency Agreement

THIS  AGREEMENT is made on the xxth day of xxxxx 2014

Party A:

Party B:

Party A (hereinafter referred to as "the Agency Company") is a limited company registered in Hong Kong which engages in the businesses of artist management with good arrangements and agency services.

Party B (hereinafter referred to as "the Artist") is an Artist engaged in performing arts.

WHEREAS by agreement between the Agency Company and the Artist, the Agency Company agrees to provide performing arts managerial services to the Artist, and the Artist agrees to provide performing arts and entertainment related services to the Agency Company, now the parties agree to enter into this Agreement on the terms as follows:

Article 1 - Content, Scope and Modes of Cooperation

1.1           The scope of business cooperation between the Agency Company and the Artist is as follows:

1.1.1           The Agency Company and the Artist agree to cooperate with each other solely and exclusively on the management and operation of entertainment activities relating to film and television.  The Artist appoints the Agency Company as her manager of her performing arts activities (i.e. the sole film and television agent), the Agency Company accepts the Artist’s appointment as her sole film and television manager in accordance with this Agreement (i.e. the sole film and television agent).  The Artist is free from any existing contractual obligations or professional restrictions when entering into this Agreement.

1.1.2 The aforementioned cooperation between the Agency Company and the Artist covers a worldwide area in which the Agency Company is the sole and exclusive film and television agent for the Artist.

1.1.3 The scope of cooperation between the Agency Company and the Artist includes, but not limited to:

(1) Film, television, stage performances and theatrical performances and/or film productions;

(2)  Record recording and production, public concerts and performances;

(3) All advertisement and commercial promotion in all media whether known or unknown, such as television, newspapers, radio, internet, ribbon cutting ceremony and commodity sponsorship;

(4) Attending and participating in all kinds of business and public relations activities;

(5) All activities relating the Artist's personal image, portrait rights and copyright;

(6) All other businesses and public activities that may have bearings on the rights and income of the Agency Company and of the Artist, as well as all matters that may have public or media impact on the Agency Company and the Artist.

1.1.4           The contents of cooperation between the Agency Company and the Artist include, but not limited to:

Exclusive agency and management of the Artist in respect of the planning, packaging, strategy planning, arrangement, implementation, external cooperation, contract negotiation, generation of income, legal affairs agency, administrative consultancy business, etc. as well as the transfer of rights and benefits belonging to the Artist such as performing rights, portrait rights, copyright and rights associated therewith or arising therefrom as provided for in Article 1.1.3.  The Artist appoints the Agency Company as her sole film and television agent during term of this Agreement to negotiate and sign on her behalf any agreements the subject matters of which are covered and provided for in the Article 1.1.3 of this Agreement; the Artist irrevocably appoints the Agency Company as her actual legal agent during the term of this Agreement and agrees to endorse and confirm the work commenced or to be commenced by the Agency Company pursuant to this Agreement.

1.2           The sole and exclusiveness of co-operation under this Agreement:

1.2.1           This Agreement which is entered into by the Agency Company and the Artist is a sole and exclusive agreement in respect of film and television works, except for engaging the Agency Company and unless the Agency Company otherwise agrees in writing, the

Artist shall not engage any third party (including, but not limited to, companies or organizations) to provide agency service in any form (including unpaid voluntary work) within the ambit of Article 1.1 of this Agreement

1.2.2           The Agency Company can provide similar services to third parties during the term of this Agreement, and has the right to license, transfer or otherwise share and bear all or partial rights or obligations conferred on the Agency Company by this Agreement with any third party.

1.2.3           Notwithstanding that this Agreement which is entered into by the Agency Company and the Artist is a sole and exclusive agreement in respect of film and television works, it is nevertheless approved in this Agreement and by the Agency Company that the Artist may, with permission from the Agency Company, whether in writing or orally, at her own discretion make work arrangements with and enter into agreements with any third party other than the Agency Company (including but not limited to, companies, private individuals or organizations) in respect of the commercial and public relation activities referred to in Article 1.1.3.(4), provided that it is upon the oral notification given by person of the Agency Company of managerial grade or above or with the written permission of the Agency Company, and all income so derived shall be truthfully reported to the Agency Company, and the concerned income shall be dealt with,  on the Artist’s behalf, by the finance department of the Agency Company with such third party.

1.2.4           The sole and exclusiveness of the Artist under this Agreement do not include any existing management and performance arrangements made by her original administrative unit (if any).  The Artist shall disclose and report to the Agency Company all the work assignments which she has accepted prior to the entering into of this Agreement as follows:
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Article 2 - Rights and Obligations of Parties

2.1              The rights of the Agency Company and the Artist

2.1.1           The Agency Company is fully entitled to make arrangements, plannings and to implement all matters referred to in Article 1.1 of this Agreement and to share the corresponding income;

2.1.2           The Agency Company is entitled to appoint designated persons to be responsible for the design of the Artist’s overall image, and to correct and supervise any of the Artist’s behaviour and habits which may adversely affect the performance of this Agreement.

2.1.3           The Agency Company is entitled to, subject to the limitation imposed by the privacy legislations, have reasonable information relating to the Artist’s psychological and physiological changes, current condition and social relations, etc. which are related to the performance of this Agreement and to make suggestions and arrangements about them.

2.1.4           During the term of this Agreement, when there is conflict between arrangement made with the Agency Company and that with any third party, the Artist shall give priority to the arrangements made by the Agency Company.

2.1.5           The Agency Company is entitled to, on the breach of this Agreement by the Artist, demand compensation from the Artist.

2.1.6           The Agency Company is entilted to take any legal actions and to take any measures (including, but not limited to, commencing legal proceedings in the name of the Artist on any agreement entered into by the Agency Company on the Artist’s behalf).

2.1.7           The Agency Company will under no circumstances be responsible for any claims by the Artist for the loss of the opportunity to enhance her reputation.

2.2              Obligations of the Agency Company and the Artist:

2.2.1           The Agency Company shall strictly implement the provisions of this Agreement in accordance with the relevant laws, and to fully protect the rights, interests and income of the Artist.

2.2.2           When implementing the provisions of this Agreement, the Agency Company shall base on the Artist's own personal characteristics to tailor make plans for the Artist, and in the process of doing so, the Agency Company shall fully respect the Artist’s will, and the parties shall engage in friendly consultations and provide full disclosure of relevant information.

2.2.3           The Agency Company shall provide the Artist with its internal administrative support services and related personnel and to pay the concerned expenses to ensure that the Artist will implement the provisions of this Agreement effectively.

2.2.4           The Agency Company undertakes to keep the personal information disclosed by the Artists confidential.

2.3              The Rights of the Artist:

2.3.1           The Artist has the right to request the Agency Company to carry out art performance activities and to procure protection and income in strict accordance with the objectives set out in this Agreement.

2.3.2           The Artist shall, in the course of implementing this Agreement by the Agency Company, be fully entitled to the rights to participate, to know and to submit reasonable suggestions and opinions to the Agency Company, which shall be given full respect by the Agency Company.

2.3.3           The Artist has the right to demand compensation from the Agency Company, in case the Agency Company has breached the provision(s) of this Agreement, in accordance with the provisions of this Agreement until this Agreement is terminated.

2.4              The Artist's Obligations:

2.4.1           The Artist shall comply with the provisions and planning arrangements set by the Agency Company for implementing this Agreement.

2.4.2           The Artist shall strictly abide by any contract or agreement signed by the Agency Company on behalf of the Artist.

2.4.3           In case there is conflict between the work arrangements made with the Agency Company and those with third parties, the Artist shall give priority to the arrangements made with the Agency Company.

2.4.4           The Artist shall strictly comply with this Agreement solely and exclusively, and shall not, without the written permission of the Agency Company, cooperate with any third party in respect of all matters covered by this Agreement, whether such cooperations are in accordance with the laws or otherwise.

2.4.5           The Artist shall, when required by the Agency Company, make frank and full disclosure of personal information to the Agency Company for implementing this Agreement, and to follow the supervision and corrections of the Agency Company with respect to the Artist's manner of speech and behaviour.

2.4.6           The Artist shall strictly abide by the terms of the confidentiality of this Agreement for the benefit of the commercial secrecy of the Agency Company.

2.4.7           The Artist shall, on any occasion when meeting the media and the public, pay attention to her own appearance, manner of speech and behaviour to establish and maintain a good image of the Artist and the Agency Company, and shall not damage the reputation of the Agency Company.

2.5               Joint Liability Clause:

The Agency Company and the Artist solemnly undertake to bear joint liabilities as follows:

During the term of this Agreement, the Agency Company and the Artist shall maintain and defend their own and the other party's reputation and there shall not utter words and engage in behaviour damaging the other party’s reputation.

In case when the reputation of any party, whether the Agency Company or the Artist, is damaged, the Agency Company and the Artist shall protect the other party's reputation and use their best endeavours to assist each other.

Article 3 - Term of the Agreement

This Agreement shall take effect from the date of the signing of this Agreement by the Agency Company and the Artist for a period of _____ years, i.e. from __th _____ 20XX to XXth XXXXX 20XX.  Upon the expiry of this ____-year term, the Agency Company has the priority to renew the term of this Agreement with the Artist for a further ___ years on the same terms.  The Agency Company and the Artist shall inform the other party of their intention to renew this Agreement by giving the other party three (3) months’ prior notice in writing before the expiry of the term of this Agreement.

Article 4 – Distribution of Interests and Income between Parties

4.1              The formation and the arrangement of interests of the Agency Company and the Artist:

4.1.1           All interests and income arising from the execution and performance of this Agreement and from contract(s) with other third parties arising therefrom, including interests and income generated by the Agency Company and the Artist in other related arrangements, shall be shared between the Agency Company and the Artists pursuant to the provisions of this Agreement, unless otherwise agreed or arranged by the parties.

4.1.2           The Artist shall not have any interests or benefits over the intellectual property rights arising from this Agreement (including the copyright and the exclusive right of any work) as well as any property belonging exclusively to the Agency Company. The Artist agrees, upon the Agency Company’s request, to sign any documents or to take any actions to the transfer such intellectual property rights to the Agency Company.  If any of such rights cannot be transferred, the Agency Company shall be deemed to have been granted an irrevocable sole and exclusive license of such rights during the term of this Agreement.

4.1.3           Unless otherwise agreed or regulated, the distribution and entitlement of all rights and benefits arising from any contracts signed pursuant to and during the term of this Agreement together with any collateral rights and benefits of the Artist and the Agency Company shall not be varied by reason of the suspension, termination, release and invalidation of this Agreement.

4.1.4           The Artist shall stand possessed of her portrait rights and the Agency Company shall be her sole agent, licensor, representative and manager to exercise, protect and license such rights. The Artist permits the Agency Company, during the term of this Agreement, to have all the exclusive rights to use the Artist’s name, likeness, photograph, caricature and voice, etc. for the purposes of advertising and publicity in the promotion of the arts performance and entertainment services under this Agreement in order to procure suitable sponsors for the Artist in other necessary matters.

4.2              Distribution of income between the Agency Company and the Artist and the payment method:

4.2.1           The income of Agency Company and the Artists means: All gross income generated from any cooperation and activities during the term of this Agreement by the Agency Company and the Artist, no matter whether such gross income is generated during the term of this Agreement or thereafter.  The aforesaid gross income includes but is not limited to non-refundable advance payment, profit apportionment, etc.

4.2.2           Distribution of Income between the Agency Company and the Artist:

(1) All gross income shall be collected by the Agency Company.

(2) Upon receipt of the gross income, deduction shall first be made of any reasonable expenses, charges and fees made by the Agency Company on the Artist’s behalf or for the Artist’s interest, including but not limited to hair styling, make-up, clothes, traffic, transportation, communications, legal services, brokerage fees, etc.  The concerned fees shall be paid in advance by the Agency Company.  In case the sum received on a work assignment cannot cover all the aforesaid fees and expenses, then fees, the Agency Company shall be entitled to deduct such outstanding fees and expenses from the gross income of another work assignment.

(3) Upon the actual receipt of the gross income, the same shall be distributed between parties in the following manner:

The Agency Company: ___%                                                                The Artists: ___%

(4) The Agency Company and the Artist confirm that the day-to-day expenses of the Agency Company in implementing this Agreement and the day-to-day advertising and promotion expenses for the Artist shall be borne by the Agency Company on its own, and shall not be deducted from the income.

(5) The Agency Company is entitled to acquire commission from the Artist for the outside works (including any entertainment business negotiated directly with clients without involving the Agency Company) pursuant to the provision of the managerial services for professional arts performing activities provided under this Agreement, i.e. making work arrangement as stated in provision 1.2.3 and entering into any agreements with third party in respect of commercial and public relations activities as stated in provision 1.1.3.(4);

The Artist shall notify the Agency Company of the details of her outside work as stated in provision 1.2.3 in advance and agrees to pay commission to the Agency Company according to the following ratio.  All the income shall be truthfully reported to the Agency Company and followed up by the finance department of the Agency Company with third parties.  The commission shall be distributed in the following manner:

The Agency Company: ___%                                                                The Artist: ___%

4.2.3           Payment method:

The Agency Company shall pay the Artist within sixty (60) working days every time after the actual receipt of such payment by the Artist in accordance with the payment method specified by the Artist.

4.2.4           The Agency Company and the Artist shall pay their own tax respectively.

Article 5 – Declaration, Undertakings and Guarantee

The Agency Company and the Artist declare, undertake and guarantee that they respectively have adequate locus standi and capacity to enter into and to perform this Agreement; and that each party has disclosed to the other party all the information that should be disclosed in respect of the execution and implementation of this Agreement, and such disclosure is true and accurate without omission; and that each party, at the same time, declare and undertake to the other party that the execution and implementation of this Agreement do not conflict with any of their existing agreement or obligations and do not cause any legal and commercial conflicts with any third party.

Article 6 - Duty of Confidentiality

The Agency Company and the Artist shall keep confidential of all the contents of this Agreement and all the obligations relating to legal, commercial and cooperation arising from the implementation of this Agreement by the Agency Company and the Artist and shall not, without the other party’s permission, disclose the same to any third party.  The confidentiality period shall commence from the effective date of this Agreement until five (5) years after this Agreement is terminated.

Article 7 - Amendment and Release of the Agreement

7.1           Upon the mutual agreement of the Agency Company and the Artist, this Agreement may be amended or terminated at an earlier time.

7.2           In the event of any of the following, the Agency Company may terminate this Agreement at any time:

(1) The Artist fails to comply with the provisions, planning, arrangements of this Agreement or those of any contracts signed by the Agency Company on behalf of the Artist, or the Artist breaches the sole and exclusiveness of this Agreement by cooperating with third parties in respect of all matters covered by this Agreement without the Agency Company’s permission;

(2) The Artist fails to fully and frankly disclose her personal information and the related conditions to the Agency Company, rendering the Agency Company to form the opinion that the signing, performance and performance of this Agreement is seriously affected;

(3) The Artist, on the occasions when meeting the media and the public, fails to pay attention to her own appearance, manner of speech and behavior and etiquette, hence affecting the image and the reputation of the Artist or the Agency Company, or refuses to follow the supervision and the correction of the Agency Company with regard to the manner of speech and behavior causing serious consequences.

The Agency Company, upon termination of this Agreement for any reason as aforesaid, has the right to demand compensation from the Artist for the direct and indirect losses suffered by the Agency Company, including but not limited to, all preceding investment, promotion, packaging, media, strategic planning, visits and social activities, charges for negotiations and execution of contracts, compensation made to third parties and the anticipated profits of the Agency Company.

7.3           Should any party be in serious breach of this Agreement, the non-defaulting party is entitled to notify the other party of its release from this Agreement.

7.4           In the event that the Artist, during the term of this Agreement, gets married and/or is pregnant, the Agency Company and the Artist agree to defer this Agreement until the Artist is able to resume work, but such deference is limited to two (2) years only.

Article 8 – Liability for Breach of Contract

8.1           Any breach by any party of any obligations under this Agreement constitutes a breach of contract; unless otherwise stipulated in this Agreement, the defaulting party shall be liable for breach of contract and shall compensate the non-defaulting party for any actual and potential losses, liabilities, compensation or charges (including but not limited to legal fees).

8.2           The Agency Company is entitled to demand for corresponding compensation in the event the Artist commits any of the following breaches:

(1)    The Artist fails to honour any of the guarantees or fails to fulfill any of the obligations under this Agreement, or fails to comply with the provisions and planning arrangements stipulated by the Agency Company for the performance of this Agreement or fails to perform in accordance with the contract(s) signed on behalf of the Artist, the Agency Company is entitled to demand compensation from the Artist for any direct and indirect losses, including but not limited to the preceding inputs, charges for execution of contract(s), compensation made to third parties, direct or indirect costs incurred from any proceedings (including, without prejudice to this provision, costs calculated on a solicitor-client basis) judgment sum and compensation for the anticipated profits of the Agency Company;

(2)    The Artist violates the sole and exclusiveness of this Agreement by engaging in cooperation with third parties in respect of all matters covered by the Agreement without permission in writing by the Agency Company.  The Agency Company is entitled to require the Artist to immediately stop such unauthorized cooperation and the Artist shall compensate the Agency Company with all the income of the Artist so desired and the actual damages of the Agency Company;

(3)    The Artist fails to fully and frankly disclose to the Agency Company with the personal information and related matters, hence affecting the arrangement made by the Agency Company for the performance of the Artist, planning, publicity and execution of contact with third parties.  The Artist shall compensate the Agency Company with the losses and the loss of anticipated income due to such information defects, including but not limited to the losses of misdirected publicity and packaging activities, being compelled to accept unfavorable terms of contract(s) with third parties, etc.;

(4)    On the occasions when the Artist may have to meet the media and the public, the Artist fails to pay attention to her appearance, manner of speech and behavior, and etiquette, and committing acts which violate public moral and damages the image and reputation of the Artist and/ or the Agency Company.  The Agency Company is entitled to require the Artist to make immediate correction and to adopt remedial measures;

Article 9 – Governing Law, Disputes and Resolution and Jurisdiction:

This Agreement shall in all respects be constructed, executed and interpreted and resolved in case of disputes in accordance with and governed by the laws of Hong Kong.  If the disputes cannot be resolved by friendly negotiation, each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Hong Kong courts.

Article 10 - Equitable Relief

The Artist confirms that the service to be provided by the Artist under this Agreement is unique and special in nature and the Agency Company cannot and will not be reasonably or fully compensated for taking legal proceedings, the Artist therefore agrees that the

Agency Company is entitled to mandatory and other equitable relief in order to prevent or suppress the Artist from substantially breaching or threatening to breach the provisions of this Agreement.

Article 11 - Supplemental Agreement

The Agency Company and the Artist agree, as and when it is necessary, to improve the terms of this Agreement by written supplemental agreement to this Agreement upon negotiation.  Such supplemental agreement shall constitute an inseverable part of this Agreement and shall bear the same legal effect.

Article 12 - Exercise of Rights

Any party of this Agreement who fails to exercise their rights under this Agreement in time shall not be deemed to have waived such rights, and this shall not affect such party in exercising such rights in the future.

The termination and release of this Agreement do not imply that the Agency Company cannot exercise the copyright of the Artist’s photographs, promotional items, etc. obtained during the term of this Agreement in accordance with the laws, but the Agency Company, when exercising the aforesaid copyright, shall not damage the art performance and reputation of the Artist.

Article 13 - Agreement and Effect

13.1           This Agreement is executed in duplicates, each party shall hold one copy and each copy bears the same legal effect.

13.2           In the event that any provision of this Agreement which is or shall be considered by any court as prohibited, invalid, illegal or unenforceable under any applicable laws, such provisions shall be severed and avoided on the condition that the validity, legality and enforceability  of the remaining provisions are not affected.  If the court adjudges provision(s) 3 and/ or 7.4 of this Agreement regarding the term limitation to be unreasonable, the court may adopt another term to substitute the aforesaid term in order to ensure that the Agency Company is able to achieve the objectives with regards to the economic, legal and commercial aspects of such avoided term to the greatest extent.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives on the date of this Agreement stated in the above.

SIGNED SEALED AND DELIVERED by ___________________________________

SIGNED SEALED AND DELIVERED by ___________________________________